Exhibit 23.3

Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados

December·12, 2017

Ladies and Gentlemen:

We hereby consent to the reference to our name by PagSeguro Digital Ltd. (the “Company”) under the headings “Validity of Securities” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus included in the Registration Statement on Form F-1 of the Company.

Very truly yours,

/S/ VANESSA FIUSA
Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados